Halozyme Contact
Kurt Gustafson
Chief Financial Officer
(858) 704-8272
kgustafson@halozyme.com

Halozyme Therapeutics Reports Second Quarter 2011 Financial Results

Upfront payments from two new partnerships drive additional revenue and cash flow for the quarter

Initiated novel, proof of concept clinical trial in patients using insulin pumps

SAN DIEGO, August 5, 2011 – Halozyme Therapeutics, Inc. (NASDAQ: HALO),
a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the diabetes, cancer, dermatology and drug delivery markets, today reported financial results for the second quarter of 2011 and discussed recent business progress.

“We continue to execute on our business strategy, with strong progress this quarter,” said Gregory I. Frost, Ph.D., Halozyme’s President and CEO. “The complete dataset from our PH20-Aspart studies in patients with type 1 diabetes was very encouraging, revealing decreased variability of insulin absorption and reduced post-glycemic excursions via pump infusions over three days of infusion set life. This could provide more predictable insulin therapy for patients, and better management of their disease. On the partnering front, we added two new Enhanze Technology partnerships, while our existing partners continue to make progress, for example, Baxter’s filing a BLA for HyQ in the second quarter.”

Second Quarter 2011 and Recent Business Highlights

•	Halozyme executed two worldwide exclusive licensing agreements during the quarter. The first, for the use of rHuPH20 (recombinant human hyaluronidase) in the development of ViroPharma Incorporated’s subcutaneous formulation of Cinryze®, includes exclusivity to C1 esterase inhibition and to the hereditary angioedema (HAE) indication, along with three additional potential orphan indications. The agreement also included an upfront payment of $9 million received during the quarter and additional potential future milestone payments of up to $74 million, plus up to 10% royalty on future sales. Intravenous Cinryze is currently approved in the U.S. for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. The second licensing agreement is for the use of rHuPH20 in the development of a subcutaneous formulation of Intrexon Corporation’s recombinant human alpha 1-antitrypsin. This formulation may help treat diseases resulting from A1AT deficiency, such as genetic emphysema, chronic obstructive pulmonary disease and cystic fibrosis. The agreement includes an upfront payment of $9 million received during the quarter and additional potential future milestone payments of up to $54 million, plus up to 11% royalty on future sales.

•	Halozyme presented the complete dataset from a study in type 1 diabetes patients receiving their insulin treatment with a pump that evaluated Aspart-PH20, a novel formulation of Halozyme’s rHuPH20 with the active ingredient in NovoLog®, one of the current standards of care. The faster-in/faster-out pharmacokinetic profile for the combination Aspart-PH20 demonstrated reductions in the variability of insulin absorption which translated into accelerated insulin action and consistently reduced glycemic excursions following solid mixed meal dinner challenges. The results were presented at the American Diabetes Association 71st Scientific Sessions. Based on these results, the Company initiated a study to investigate the administration of a single dose of rHuPH20 into the catheter before starting the insulin infusion with a pump over a three-day treatment cycle. The results from this stage of the study will be reported this October, and may inform decisions regarding future Phase IV studies with HYLENEX if successful.

•	In July, Baxter and Halozyme announced top-line results of a Phase 3 study of HyQ, for the potential use in patients with primary immunodeficiency. The subcutaneous administration is facilitated by the enzyme rHuPH20, increasing the dispersion and absorption of immune globulin (IG). The registration study met the primary end point on efficacy and confirmed the interim results presented late in 2010. The results supported Baxter’s submission of a biologics license application to the United States Food and Drug Administration (FDA) during the second quarter.

•	In June, the FDA approved the reintroduction of HYLENEX based on data submitted earlier in the quarter. In July, Halozyme and Baxter entered into an agreement related to HYLENEX that sets forth certain rights, data and assets to be transferred by Baxter to Halozyme. In addition, the Company entered into an interim HYLENEX supply agreement with Baxter. The Company expects the commercial reintroduction of HYLENEX into hospitals and ambulatory surgery centers (ASC) by the end of 2011.

Second Quarter 2011 and Six Months Ended June 30, 2011 Financial Results

The net income for the second quarter of 2011 was $3.1 million, or $0.03 per share, compared with a net loss for the second quarter of 2010 of $(12.2) million, or $(0.13) per share. The net loss for the six months ended June 30, 2011 was $(6.5) million, or $(0.06) per share, compared to a net loss of $(23.9) million, or $(0.26) per share, for comparable period in 2010.

•	Revenue for the second quarter of 2011 was $23.2 million, compared to $3.2 million for the second quarter of 2010. Revenues under collaborative agreements for the second quarter of 2011 were $23.0 million, compared to $3.0 million for the second quarter of 2010. Revenues under collaborative agreements in the second quarter of 2011 primarily consisted of $18.0 million in upfront license fees received from the ViroPharma and Intrexon collaborative agreements, $3.0 million milestone payment from Baxter and the amortization of upfront payments received from Baxter and Roche of $0.7 million and research and development reimbursements from Baxter and Roche of $1.3 million.

•	Research and development expenses for the second quarter of 2011 were $15.3 million, compared with $11.9 million for the second quarter of 2010, primarily due to an increase in clinical trial activities and manufacturing activities partly offset by lower compensation costs.

•	Selling, general and administrative expenses for the second quarter of 2011 were $4.6 million, compared to $3.4 million for the second quarter of 2010. The increase for SG&A results from higher market research expenses and legal expenses during the quarter.

•	Cash and cash equivalents were $79.1 million as of June 30, 2011, compared with $83.3 million as of December 31, 2010 and $41.3 million as of June 30, 2010. Net cash provided for the second quarter of 2011 was approximately $5.3 million.

•	For 2011, management expects operating expense to increase by 15% — 20% versus 2010 associated with increased costs in manufacturing, clinical trials and reimbursable partner related costs. Including the two deals signed in the second quarter, the company expects net cash burn to be between $30 and $35 million.

Upcoming 2011 Milestones

The Company anticipates the following milestones in 2011:

•	Complete 220 patient, 6 month insulin Analog-PH20 Phase 2 trials

•	Results from rHuPH20 pre-administration insulin pump trial

•	Commence randomized Phase 2 trial of PEGPH20 in patients with pancreatic cancer

•	Commence Phase 1 ex-U.S. proof of concept trial with HTI-501 in aesthetic medicine

•	Commercial reintroduction of HYLENEX for the dispersion and absorption of other injected drugs and fluids in hospital and ASC markets

•	Roche news release related to Phase 3 trial of Herceptin SC in breast cancer

Upcoming Corporate and Scientific Presentations

Halozyme management is scheduled to present at the following investor events:

•	Wedbush Life Sciences Conference – New York, August 17

•	William Blair Life Science Conference – New York, September 7

•	Stifel Nicolaus Healthcare Conference – Boston, September 8

•	JMP Healthcare Conference – New York, September 27-29

Conference Call

Halozyme management will host a conference call and webcast on August 5, 2011 to discuss these topics beginning at 8:00 a.m. PDT (11:00 a.m. EDT). To participate via telephone, please call 877.407.8037 for domestic callers or 201.689.8037 for international callers. A telephone replay will be available beginning shortly after the end of the call by dialing 877.660.6853 from the U.S. or 201.612.7415 for international callers and using account # 367 and replay ID # 376771. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics

Halozyme Therapeutics is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the diabetes, cancer, dermatology and drug delivery markets. The company’s product portfolio is based primarily on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche and with Baxter to apply Enhanze technology to biological therapeutics including Herceptin®, MabThera® and immunoglobulin. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the timing, scope and outcomes of our clinical trials as well as expected activities under our collaborative partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including clinical trial results, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES:
Product sales	$165,470	$199,530	$330,919	$597,340
Revenues under collaborative agreements	23,023,478	3,013,823	30,401,922	6,057,744

Total revenues	23,188,948	3,213,353	30,732,841	6,655,084

OPERATING EXPENSES:
Cost of product sales	178,235	83,539	189,952	89,199
Research and development	15,347,116	11,924,406	29,132,913	23,391,610
Selling, general and administrative	4,567,666	3,357,486	7,973,632	7,114,499

Total operating expenses	20,093,017	15,365,431	37,296,497	30,595,308

OPERATING INCOME (LOSS)	3,095,931	(12,152,078)	(6,563,656)	(23,940,224)
Interest and other income, net	20,357	1,155	44,226	1,824

NET INCOME (LOSS)	$3,116,288	$(12,150,923)	$(6,519,430)	$(23,938,400)

Net income (loss) per share:
Basic	$0.03	$(0.13)	$(0.06)	$(0.26)
Diluted	$0.03	$(0.13)	$(0.06)	$(0.26)
Shares used in computing net income (loss) per share:
Basic	102,671,410	91,766,799	101,804,887	91,689,909
Diluted	104,393,835	91,766,799	101,804,887	91,689,909

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,116,705	$83,255,848
Accounts receivable	4,495,792	2,328,268
Inventory	83,849	193,422
Prepaid expenses and other assets	4,317,105	3,720,896

Total current assets	88,013,451	89,498,434
Property and equipment, net	1,495,639	1,846,899

Total Assets	$89,509,090	$91,345,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,731,663	$3,820,368
Accrued expenses	9,465,723	8,605,569
Deferred revenue	20,345,671	2,917,129

Total current liabilities	31,543,057	15,343,066
Deferred revenue, net of current portion	37,279,394	55,176,422
Deferred rent, net of current portion	633,243	474,389
Stockholders’ equity:
Common stock	103,610	100,581
Additional paid-in capital	251,721,011	245,502,670
Accumulated deficit	(231,771,225)	(225,251,795)

Total stockholders’ equity	20,053,396	20,351,456

Total Liabilities and Stockholders’ Equity	$89,509,090	$91,345,333

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